Exhibit 99.2

	Historical	Historical
	FastFunds	Carbon
	Financial Corporation	Capture USA Inc.
	June 30, 2012	June 30, 2012	Pro forma Adjustments	Note	Pro forma Consolidated
Assets
Current Assets
Cash	$1,738	$-	$-		$1,738
Accounts receivable	69,702	-	-		69,702
Current portion of notes and advances receivable	50,000	-	-		50,000
Deferred financing costs	4,750	-	-		4,750
Other current assets	1,210	-	-		1,210
Total current assets	127,400	-	-		127,400
Accounts receivable	105,000	-	-		105,000
Intangibles and other assets	200	-	-		200
Long term investments	89,575	-	-		89,575
Total assets	$322,175	$-	$-		$322,175
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$718,402	$-	$-		$718,402
License fee payable	-	250,000	-		250,000
Due to HPI	75,000	-	-		75,000
Accrued expenses, included related parties	3,074,109	-	-		3,074,109
Promissory notes and current portion of long term debt	2,480,482	-	-		2,480,482
Litigation contingency	2,484,922	-	-		2,484,922
Debenture payable, net	3,730	-	-		3,730
Derivative liabilities	763,258	-	-		763,258
Total current liabilities	9,599,903	250,000	-		9,849,903
Shareholders’ deficit:
Preferred stock	-	-	-		-
Common stock	192,275	5	(5)	A	192,275
Additional paid-in capital	13,732,051	(5)	5	A	13,732,051
Retained earnings	(23,202,053)	(250,000)	-		(23,452,053
Total shareholders' deficit	(9,277,728)	(250,000)	-		(9,527,728)
Total liabilities and shareholders' deficit	$322,175	$-	$-		$322,175

See notes to Pro Forma combined consolidated financial statements

FASTFUNDS FINANCIAL CORPORATION
Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2012

	Historical	Historical
	FastFunds	Carbon
	Financial Corporation	Capture USA, Inc.
	June 30, 2012	June 30, 2012	Pro forma Adjustments	Note	Pro forma Consolidated
Revenues:
Revenues	$18,708	$-	$-		$18,708
Operating expenses	16,592	-	-		16,592
Gross profit	2,116	-	-		2,116
Selling, general and administrative expenses	99,444	-	-		99,444
Loss from operations	(97,328)	-	-		(97,328)
Other expenses	(188,572)	(250,000)	(300,000)		(738,572)
Net loss	$(285,900)	$(250,000)	$(300,000)		$(835,900)
Basic and diluted net income (loss)per common share	(0.01)				(0.01)
Basic and diluted weighted average common shares outstanding	42,400,343				131,903,105

See notes to Pro Forma combined consolidated financial statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Description of the Acquisition and Basis of Presentation

On May 25, 2012, an Agreement Concerning the Exchange of Securities (the “Agreement”) by and among FastFunds Financial Corporation, (the “Company”) a Nevada corporation, Advanced Technology Development, Inc., a Colorado corporation ("ATD"), and Carbon Capture USA, Inc., a Colorado corporation ("Carbon") and Carbon Capture Corporation, a Colorado corporation ("CCC") was executed. ATD is a 100% wholly owned subsidiary of the Company. Carbon is a 100% wholly owned subsidiary of CCC, which is privately held. Pursuant to the Agreement, ATD acquired from CCC all of the issued and outstanding common stock of Carbon in exchange for thirty million (30,000,000) newly issued unregistered shares of common stock. ATD has also assumed the unpaid license fee of $250,000 due from Carbon to CCC.

The organizational history of Carbon is described in Carbon’s audited financial statements as of June 30, 2012, which are included elsewhere in this Report on Form 8-K.

Basis of Presentation

Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These pro forma unaudited condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The unaudited pro forma condensed consolidated balance sheet was prepared combining the historical balance sheet of Carbon at June 30, 2012 and the historical balance sheet of FastFunds Financial Corporation as described above.

The unaudited pro forma condensed consolidated statement of operations includes the historical operations of Carbon for the period ended June 30, 2012 and the historical operations of FastFunds.

2.  Pro Forma Adjustments and Assumptions

The accompanying unaudited pro forma consolidated financial information gives effect to the Agreement as if it had occurred at an earlier date, and has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Carbon and FastFunds been a combined company during the specified periods.  The unaudited pro forma consolidated balance sheet set forth below represents the combined financial position of Carbon and FastFunds as of June 30, 2012, as if the transaction occurred on June 30, 2012.  The unaudited pro forma consolidated statements of operations set forth below represent the combined results of operations of Carbon and FastFunds, as if the transaction occurred on the first day of the periods presented therein.

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements found as exhibit 99.1 in this Form 8-K.

A.	Reflects the pro forma adjustments to record the elimination of Carbon’s historical equity and the assumption of its liabilities by FastFunds.

B.	We compute net income per share in accordance with FASB ASC 260, Earnings per Share. Under the provisions of FASB ASC 260, basic net income per share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. The 30,000,000 shares issued to the shareholders of Carbon as a result of the transaction and the existing outstanding shares of the company that remained outstanding after the re-capitalization are assumed to have been outstanding since the beginning of the earliest period presented (January 1, 2012), resulting in 5,617,258,066 shares being outstanding for purposes of basic net income per share.